[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM]


                                             August 26, 1994


               Blockbuster Entertainment Corporation
               One Blockbuster Plaza
               Fort Lauderdale, Florida 33301


               Gentlemen:

                         We have acted as counsel to Blockbuster Enter-
               tainment Corporation ("Blockbuster"), a Delaware corpora-tion, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger between Viacom Inc. ("Viacom"), a Delaware corporation, and Blockbuster, dated as of January 7, 1994, as amended as of June 15, 1994 (the "Merger Agreement") and (ii) the preparation and filing of the Joint Proxy State-ment/Prospectus, filed with the Securities and Exchange Commission on August 29, 1994 (the "Joint Proxy State-ment/Prospectus"), under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

                         In the Merger, each share of Common Stock, par
               value $.10 per share, of Blockbuster (other than shares held by Viacom, Blockbuster and, if appraisal rights are available under Delaware Law, those holders who demand and perfect appraisal rights) will be converted into the right to receive 0.08 of a share of Class A Common Stock, par value $.01 per share, of Viacom, 0.60615 of a share of Class B common Stock, par value $.01 per share, of Viacom and up to an additional 0.13829 of a share of Viacom Class B Common Stock evidenced by one variable common right of Viacom (a "VCR").

                         In connection with this opinion, we have exam-
               ined and are familiar with originals and copies, certi-

               Blockbuster Entertainment Corporation
               One Blockbuster Plaza
               Fort Lauderdale, Florida 33301
               August 26, 1994
               Page 2

               fied or otherwise identified to our satisfaction, of (i) the Joint Proxy Statement/Prospectus and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as origi-nals, the conformity to original documents of all docu-ments submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                         We have assumed, based upon discussions with
               Blockbuster management, that (i) neither Viacom nor Blockbuster is an investment company within the meaning of Section 368(a)
               (2)(F)(iii) of the Code, (ii) the sum of the amount of cash, if any, paid to stockholders with respect to Dissenting Shares and the value of VCRs exchanged in the Merger will be less than 50% of the total value of the Blockbuster Common Stock outstanding as of the date of the Merger, and (iii) the total adjusted tax basis of the assets of Blockbuster transferred to Viacom will equal or exceed the sum of the liabilities assumed by Viacom plus the amount of liabilities, if any, to which the transferred assets are subject. Based upon these assumptions and subject to (i) the Merger being consummated in the manner de-scribed in the Merger Agreement, (ii) the accuracy of the facts concerning the Merger that have come to our atten-tion during our engagement and (iii) certain representa-tions made by Blockbuster and Viacom in connection with the issuance of our opinion, including the representa-tions contained in their respective letters to us, dated
               August 25, 1994, we are of the opinion that the discus-sion in the Joint Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences," inso-far as it relates to matters of federal income tax law applicable to Blockbuster or to holders of Blockbuster
               Common Stock, is a fair and accurate summary of such mat-ters. We express no opinion as to whether such descrip-tion addresses all of the U.S. federal income tax conse-quences of the Merger that may be

               Blockbuster Entertainment Corporation
               One Blockbuster Plaza
               Fort Lauderdale, Florida 33301
               August 26, 1994
               Page 3


               applicable to any particular stockholder or Blockbuster. In addition, we express no opinion as to the U.S. federal, state, or local, or foreign or other tax consequences, other than as set forth in the Joint Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequenc-es."

                         This letter is furnished to you solely for use
               in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purposes without our express written permission.

                         We hereby consent to the use of this opinion as
               an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                             Very truly yours,


                             /s/  SKADDEN, ARPS, SLATE, MEAGHER & FLOM